Asset Purchase Agreement

        This Asset Purchase Agreement is made on December ______, 1997, between Neogen Corporation, a Michigan corporation whose address is 620 Lesher Place, Lansing, Michigan 48912 ("the Buyer"), and VETOQUINOL U.S.A., Inc., a Delaware corporation, whose address is 5910 G Breckenridge, Tampa, Florida 33610 ("the Seller") ("the Agreement").

                                   Recitals

        A. Seller is engaged in the animal biologics and wound care business and specifically uses the identification of EqStim(R) , ImmunoRegulin(R) and MycAseptic(R) in the business of manufacturing and marketing various products to improve the health and performance of animals ("the Business").

        B. Buyer desires to purchase, and Seller desires to sell, those assets of Seller hereinafter described upon the terms, conditions, and covenants contained in this Agreement.

        The parties agree as follows:

        1. Purchase and Sale of Assets. Based upon the representations, warranties and agreements contained in this Agreement and subject to the terms and conditions set forth in this Agreement, at the Closing Date, as defined in Paragraph 4, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, the following assets used or employed by Seller in the conduct of the Business (collectively referred to as the "Purchased Assets"):

               (a) Machinery and Equipment. All manufacturing, laboratory, and office machinery and equipment, furniture, fixtures, supplies, fixed assets and other tangible personal property located at 5910 G Breckenridge, Tampa, Florida, including, but not limited to, the equipment listed on attached Exhibit 1.a ("Machinery and Equipment");

               (b) Intangible Property. All of the intangible property of Seller related to the P. acnes and MycAseptic products (collectively "Products"), patents, trademarks, trade names, copyrights and applications thereof, trade secrets and secret information process, permits and licenses used or employed by Seller to the extent assignable, all as listed on attached Exhibit 1.b., but expressly excluding all rights to use of P. acnes products as a production enhancer feed additive for food producing animals for sale and distribution throughout the world (including marketing, registration, manufacturing, and further development rights) and the patents and patent applications relating to those products;



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               (c) Additional Assets. The name "EqStim, ImmunoRegulin,
MycAseptic, and ImmunoVet" and all derivations thereof, and the goodwill associated therewith throughout the world, formulas, designs, research and development, production, sales, and credit reports, data, models, catalogs, technical specifications, files, business records, customer lists, budgets, forecasts, telephone numbers, facsimile numbers and all other business documents and information and information contained on computer programs which relate primarily to the Business, but excluding tax and accounting records.

               Section 1(b) and (c) are collectively referred to as "Intangible Property".

               (d) Accounts Receivable. All receivables generated from sales of Products in the ordinary course of the Business before the Closing Date, including those listed on attached Exhibit 1.d, which are less than 90 days old on the Closing Date ("the Receivables");

               (e) Inventories. All inventories, including, but not limited to, merchandise, materials, component parts, manufacturing supplies, work in process and finished goods, currently offered as part of the Products, CothiVet and AluSpray, including, but not limited to, the inventories listed on attached Exhibit 1.e, recorded at the lower of cost or average current selling price ("Inventories"). Buyer shall receive the inventories of all products described in this Paragraph, but shall only pay for quantities of inventory of any product that are not in excess of sales of the product during the 12 months preceding the month of the Closing Date;

               (f) Contract Rights. To the extent assignable, all rights, benefits and causes of action in favor of Seller resulting or arising from contracts, purchase orders, sales orders, service agreements, commission agreements, dealership or distribution agreements, marketing agreements, licensing agreements, warranties, guaranties or otherwise, which relate primarily to the Business and Products ("Contract Rights") and that are listed on Exhibit 1.f. Buyer agrees to pay Seller Seven Thousand and 00/100 Dollars ($7,000.00) for 35 days of consulting time under the term of the Consulting Agreement between Seller and Mr. Bobby Edwards. Seller assumes no responsibility for Mr. Edwards' performance as to the Consulting Agreement;

               (g) Other Current Assets. All prepaid insurance, deposits, prepaid expenses and other current assets related to Products including, but not limited to, those listed on Exhibit 1.g. ("Other Current Assets").

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               (h) Related Agreement. Buyer and Seller's parent company,
VETOQUINOL, S.A., a French corporation ("Parent"), are contemporaneously entering into a Cross-License and Non-Competition Agreement ("Rights Agreement") by which each party will grant certain rights to the other. The Rights Agreement is attached as Exhibit 16. Provisions of the Rights Agreement and any amendments thereto shall be construed to be a part of this Agreement. If there should be an assertion of ambiguity between this Agreement and the Rights Agreement, terms of this Agreement shall take precedence.

               (i) Excluded Assets. The Purchased Assets do not include the following: (i) cash, cash equivalents, or securities, (ii) vehicles, (iii) diagnostic products, (iv) patents or patent applications except those related to Ionone, (v) rights or contracts pertaining to Actidine, Stomadhex, or ABCheck, pili technology, or (vi) rights to use of P. acnes products as a production enhancer feed additive for food producing animals for sale and distribution throughout the world (including marketing, registration, manufacturing, and further development rights).

        2.     Liabilities.

               (a) General Non-Assumption of Liabilities. Except to the extent provided in this Agreement, Buyer shall not assume, expressly or implicitly, pay, perform or discharge any debts, liabilities or obligations of any nature of Seller, whether or not related to the Business, other than obligations of Seller occurring after the Closing Date pursuant to the Tampa building lease specifically listed in Exhibit 2.a ("Assumed Liabilities"). Except to the extent provided in this Agreement, all the debts, liabilities and obligations of Seller, whether fixed or contingent, accrued or unaccrued, known or unknown, shall continue to be the responsibility of Seller, which shall pay, perform and discharge them in accordance with their terms, and nothing contained in this Agreement shall be construed in any fashion as imposing, directly or indirectly, responsibility for any such debt, liability and obligation on Buyer.

               (b) Product Liabilities: Warranty Claims. Seller shall be responsible for Product Claims (as defined below) arising from sales invoiced before the Closing Date. Buyer shall be responsible for Product Claims arising from sales invoiced on or after the Closing Date. The term "Product Claims" means liabilities, obligations, or claims for losses, damages, liabilities, costs or expenses based on, or arising from, any claim alleging defect or negligence in the assembly, processing, manufacture or sale of products, goods, or services, including, but not limited to, negligence, product liability (tort or contract), and warranty claims.

               (c) Additional Assumed Liabilities. Notwithstanding the provisions of Subparagraph 2(a) above to the contrary, and as an express exception thereto,

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Buyer shall assume, perform and discharge Seller's liability, existing as of the Closing Date, with respect to all duties and obligations of Seller with respect to the distribution and sales agreements and other Contract Rights listed in Exhibit 1.(f), the assumption of which Buyer expressly and separately acknowledges to Seller on the Closing Date.

               (d) Assets Free of Liens. The Purchased Assets shall be transferred to Buyer free and clear of any and all claims, liens, mortgages, security interests, encumbrances, charges or other restrictions of title or ownership, except for such matters that are related to the Contract Rights or the Assumed Liabilities, that do not materially impair the use of the Purchased Assets for their intended purposes, or as otherwise specifically provided in this Agreement.

        3. Purchase Price and Method of Payments. The purchase price to be paid by Buyer to Seller for the Purchased Assets shall be computed and paid as provided in this Paragraph 3.

               (a) Buyer shall pay Seller an initial payment of One Million Six Hundred Forty-Seven Thousand Dollars ($1,647,000.00) for the Purchased Assets, except Receivables and Inventories ("Main Price"). The Main Price shall be paid by bank wire transfer at Closing, less the amount of the One Hundred Thousand Dollars ($100,000.00) that Buyer has deposited with Seller as an indication of good faith, which Seller may retain as partial payment of the Main Price.

               (b) Buyer shall pay Seller by bank wire transfer at Closing an amount equal to seventy percent (70%) of Two Hundred Sixty-Nine Thousand Seven Hundred Forty-Seven and 72/100 Dollars ($269,747.72) ("Preliminary Receivables Price") as the estimated value of the Receivables determined by mutual agreement of the parties. A final adjustment in payment or refund shall take place at a post closing on the one hundredth day after Closing ("Post Closing"). Buyer shall present at the Post Closing a statement certifying the amount of the Receivables that have been collected through that date and include an accounting of collected and uncollected Receivables. To the extent that the amount collected by Buyer from the Receivables between Closing and Post Closing exceeds the Preliminary Receivables Price, Buyer shall pay this amount to Seller in cash. To the extent that the amount collected by Buyer between Closing and Post Closing is less than the Preliminary Receivables Price, Seller shall refund this amount to Buyer in cash. Buyer shall concurrently transfer to Seller any uncollected Receivables.

               (c) Buyer shall pay Seller an amount equal to seventy percent (70%) of Two Hundred Eighty-Four Thousand Six Hundred Seventy-One and 47/100 Dollars ($284,671.47) ("Preliminary Inventories Price") as the estimated value of the Inventories determined by mutual agreement of the parties by bank

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wire transfer at Closing. A final adjustment in payment or refund shall take place at Post Closing. Buyer shall present at the Post Closing a statement certifying the amount of the Inventories determined pursuant to Section 1(e) ("Inventories Price"). To the extent that the Inventories Price exceeds the Preliminary Inventories Price, Buyer shall pay this amount to Seller in cash. To the extent that the Inventories Price is less than the Preliminary Receivables Price, Seller shall refund this amount to Buyer in cash. Adjustment of Inventories will be limited to correction of physical counts, recording the amount at the lower of cost or average current selling price or mathematical errors ("Changes"). Buyer shall give Seller a list of all Changes and any defects in the condition of the inventions within fourteen
(14) days of the Closing Date.

               (d) Within thirty (30) days following the first anniversary after Closing, Buyer will pay a secondary payment to Seller of up to One Hundred Thousand Dollars ($100,000.00) as to the Purchased Assets except Receivables and Inventories. This secondary payment shall be calculated as follows: Net Sales of all P. acnes products from January 1, 1998 through December 31, 1998 shall be used as a base ("Base"). One Million Two Hundred Thousand Dollars ($1,200,000.00) shall be subtracted from the Base ("Net Amount"). The Net Amount shall be multiplied by ten percent (10%) and shall constitute the second payment; provided the second payment shall not be less than zero ($0) nor greater than One Hundred Thousand Dollars ($100,000.00).

               (e) Within thirty (30) days following the second anniversary after Closing, Buyer will pay a third payment to Seller of up to One Hundred Thousand Dollars ($100,000.00) as to the Purchased Assets except Receivables and Inventories. This third payment shall be calculated as follows: Net Sales of all P. acnes products from January 1, 1999 through December 31, 1999 shall be used as a Base. One Million Two Hundred Thousand Dollars ($1,200,000.00) shall be subtracted from the Base. The Net Amount shall be multiplied by ten percent (10%) and shall constitute the third payment; provided such payment shall not be less than zero ($0) nor greater than One Hundred Thousand Dollars ($100,000.00).

               (f) The term "Net Sales" shall mean the total of the aggregate gross invoice prices of P. acnes products of Buyer, less the sum of (i) cash, trade or quantity discounts; (ii) sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; (iii) transportation charges; and (iv) allowances or credits to customers because of rejections or returns. Concurrently with its delivery of payment, Buyer shall furnish to Seller a certificate of its chief financial officer with respect to Net Sales amounts for the relevant period. Buyer shall furnish to Seller a quarterly report regarding Net Sales during the previous quarter and on a cumulative basis.

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               (g) An amount equal to Twenty Thousand Dollars ($20,000) of the payment made at Closing shall be assigned to a Covenant Not To Compete from Seller pursuant to paragraph 23.

               (h) The purchase price to be paid by Buyer shall be allocated in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended ("Code"), and the Treasury Regulations promulgated thereunder. In making the allocation, Buyer and Seller shall apply the fair market values set forth on the Certificate of Allocation substantially in the form of attached Exhibit 3.h. This allocation shall be conclusive and binding on the Buyer and Seller for all purposes, including the reporting and disclosure requirements of the Code.

               (i) Buyer agrees to maintain books and records to permit the calculation of the amounts due Seller pursuant to this Section and to give Seller and its independent accountants reasonable access at reasonable times to review the records. At Seller's request and its expense, Buyer shall furnish to Seller a certificate of its independent certified public accountants, verifying the Net Sales and other financial accounting amounts specified in this section. Also, Buyer agrees to use its best efforts and sound business judgment to generate Net Sales.

        4. The Closing. The parties agree that the effective date of closing shall be as the close of business on the 30th day of December, 1997. All assets, liabilities and income generated after December 30, 1997 shall be for the credit of Buyer. The closing of the purchase and sale provided for in this Agreement shall be held at the offices of Seller, or at such other place as may be fixed by mutual agreement of Buyer and Seller, concurrently with the execution of this Agreement by Seller. The date and event of closing are respectively referred to in this Agreement as the "Closing Date" and "Closing." At the Closing:

               (a) Seller shall deliver to Buyer a Warranty Bill of Sale, substantially in the form of attached Exhibit 4.a.-1, Assignment and Assumption of Contracts, substantially in the form of Exhibit 4.a-2, and the certificates, opinions and other matters required by Paragraph 7; and

               (b) Buyer shall deliver to Seller the purchase price required by paragraph 3. and the other matters required by Paragraph 8.

        5. Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement, Seller makes the following representations and warranties, each of which shall be deemed to be independently relied upon by Buyer, regardless of any investigation made by, or information known to,
Buyer:

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               (a) Organization and Qualification. Seller is validly existing and in good standing under the laws of the State of Florida. No failure on the part of Seller to be qualified as a foreign corporation in any jurisdiction materially and adversely affects the Business or financial position or results of the operation of the properties of Seller by reason of any disability affecting its right to own property, collect receivables, enforce contracts or otherwise. Seller has the requisite corporate power and authority to own all of the Purchased Assets and to carry on the Business as it is now being conducted.

               (b) No Violation. Except as disclosed in Exhibit 5.b, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not violate any provision of law, order, or regulation of any governmental authority, the corporate charter or by-laws of Seller or constitute a default under any judgment, order or decree of any court of governmental agency or instrumentality, or conflict or constitute a breach or a default under any material agreement to which the Seller is a party or by which it is bound.

               (c) Financial Information. Seller has provided in Exhibit 5.c its (i) unaudited balance sheet and statements of income, stockholders equity and cash flows as of and for the period ended December 31, 1996 ("Financial Statements"); and (ii) interim financial statements for the periods ending November 30, 1997 ("Interim Financial Statements"). The Financial Statements:

                      (1) Have been prepared in accordance with the books of account and records of Seller.

                      (2) Fairly present Seller's financial condition and the results of its operation as of and for the periods therein specified, subject to normal year end adjustments for the interim Financial Statements, prepared on a consistent basis.

               (d) Title to Assets. Seller owns and has corporate power to own, and has good and marketable title to all of the Purchased Assets free and clear of liens, security interests, mortgages, pledges, claims or encumbrances of any kind whatsoever, except as shown in Exhibit 5.d.i. Seller has delivered to Buyer true and complete copies of all leases, contracts, agreements, options and commitments relating to the Purchased Assets that are listed on Exhibit 1(f). All such leases, contracts, agreements, options and commitments are legally valid and binding and in full force and effect, and there are no defaults or breaches by Seller thereunder or counterclaims or defenses against it. Seller has received no notice of any default, breach, counterclaim or offset by any other party to such leases, contracts, agreements, options and commitments, nor does Seller have any knowledge thereof.

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               (e) Condition of Assets. Notwithstanding anything to the
contrary in this Agreement, Seller does not warrant to Buyer the physical condition of the Machinery and Equipment, and Buyer shall accept the Machinery and Equipment "as is" on the Closing Date in their then-current physical condition. Seller makes no warranties or representations, either express or implied, as to any matter whatsoever relating to the condition of the Machinery and Equipment, including without limitation, the design and condition of the Machinery and Equipment, their merchantability, quality, suitability, or fitness for any particular purposes and without limiting the generality of the foregoing, Seller shall not be liable for any deft, either latent or patent, in the condition of the Machinery and Equipment or for any direct or consequential damages therefrom.

               (f) Trade Rights. To Seller's knowledge, no Products manufactured and sold by any manufacturing process employed by Seller conflicts with or infringes on any United States or foreign patent of others and Seller has not received any notice of such a claim. The parties acknowledge that the Intangible Property consists of know-how that is not protected by patents or other legally enforceable claim (except as set forth in any confidentiality agreements with employees or independent contractors). To Seller's knowledge, no trade secret associated with the Products has been misappropriated or has been challenged or threatened in any way.

               (g) Receivables. The list of Receivables attached as Exhibit 1.d is a complete and accurate list of all the Receivables as of December 30, 1997. All of the Receivables listed on Exhibit 1.d arose from bona fide sales transactions of Seller, and no portion of the Receivables is subject to counterclaim or offset or is otherwise subject to a notice of dispute.

               (h) Inventories. The Inventories are reflected on the Financial Statements and the Inventories are recorded at the lower of cost or average selling price. No Inventories have been consigned to others.

               (i) Contracts. Exhibit 5.d.ii describes all material Contract Rights to which Seller is a party or to which it is bound and which arose out of, or relate to, the Purchased Assets, which extend beyond the Closing Date. True and correct copies of all such documents evidencing the Contract Rights have been delivered by Seller to Buyer.

               (j) Litigation. Except as disclosed in Exhibit 5.(j), there are no actions, suits, proceedings or investigations pending or to Seller's knowledge, threatened against Seller at law or in equity, or before any federal, state or municipal or other governmental department, commission, board, agency or

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instrumentality, domestic or foreign, which involves a demand for any judgment or liability and which could materially adversely affect the Business, the Purchased Assets or the transactions contemplated by this Agreement. Seller is not in material default with respect to any order, writ, injunction or decree of any court of federal, state, or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, and there are no such orders, decrees, injunctions or regulations issued specifically against Seller which may materially adversely affect, limit or control the method or manner of the Business, the Purchased Assets or any transactions contemplated by this Agreement.

               (k) Compliance with Law. Seller has complied in all material respects with all applicable laws, orders and regulations of any federal, state or municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, having jurisdiction, including, but not limited to, laws, orders and regulations thereof relating to antitrust, wage, hours, collective bargaining, environmental protection, employee safety, or legislation pertaining to illegal bribes or kickbacks. Seller owns or has adequate licenses to conduct the Business as currently conducted in compliance with all material provisions of applicable law.

               (l) Payment of Taxes. Other than those payroll taxes specifically listed in Exhibit 5.l, Seller has timely filed all required declarations, returns, and reports with foreign, federal, state and local taxing authorities, and all taxes, interest and penalties required to be paid pursuant to those returns have been or are being paid before the imposition of interest, penalty, or assessment. There is no tax audit or examination now pending or to Seller's knowledge, threatened with respect to the Business.

               (m) No Adverse Changes. Since November 30, 1997, there has been no material adverse change in the condition, financial or otherwise, of the Seller or in the Business other than changes (not in the aggregate adverse) occurring in the ordinary course of business.

               (n) Warranties and Product Liability. Seller has previously delivered to Buyer copies of all outstanding standard product warranties and guaranties given by Seller with respect to the Business and copies of all other product warranties and guaranties now in effect with respect to products manufactured or sold by Seller concerning the Business. Except as fully described in Exhibit 5.n, there are no pending claims or actions against the Seller for breach of warranty or based upon product liability (whether based on tort or contract principles) and, to Seller's knowledge, no such claims or actions are threatened. Seller knows of no defects in craftsmanship, design or engineering with respect to any product now or heretofore

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sold or manufactured by Seller in the Business which may constitute the basis for any such claim against Seller or Buyer.

               (o) Contingent and Undisclosed Liabilities. Seller has no material debts, obligations or liabilities, whether known or unknown, fixed or contingent, of any nature whatsoever, relating to the Business or the Purchased Assets before the Closing Date not disclosed in writing to Buyer and Seller knows of no basis for any assertion of any material claim against the Seller or Buyer for any material liability relating to the Business or Purchased Assets except those disclosed in Exhibit 5.o.

               (p) Performance of Contracts. Except as disclosed in Exhibit 5.p., Seller is not in material default, nor has it breached any material provision of, any contract, agreement, lease, obligation, license or permit with regard to all agreements relating to the Business to which it is a party or by which it is bound and that is material to the business.

               (q) Events Subsequent to November 30, 1997. Except as disclosed in Exhibit 5.q., Seller has not, since November 30, 1997:

                      (1) Incurred Liabilities. Incurred any obligation or liability (absolute, contingent, accrued or otherwise) or guaranteed or become a surety of any debt, except in connection with the performance of this Agreement or in the ordinary course of business;

                      (2) Discharged Debt. Discharged or satisfied any lien or encumbrance, pertaining to the Purchased Assets or the Business, or paid or satisfied any obligation or liability (absolute, contingent, accrued or otherwise) other than liabilities incurred since the date thereof in the ordinary course of the Business;

                      (3) Encumbrances. Mortgaged, pledged or subjected to any lien, charge, security interest or other encumbrance any of the Purchased Assets;

                      (4) Disposition of Assets. Sold or transferred any of the Purchased Assets, or canceled any debts or claims or waived any rights, except in the ordinary course of the Business;

                      (5) Sale of Business. Entered into any contract for the sale of the Business or the Purchased Assets, or any part thereof, or for the purchase of another business, whether by merger, consolidation, exchange of capital stock or otherwise (other than negotiations with respect to this Agreement);

                      (6) Accounting Procedure. Changed or modified the accounting methods or practices relating to the Business; or

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                      (7) Capital Expenditure. Purchased or made a commitment
for the purchase of capital assets for use or employment in the Business.

               (r) Customer Relations. Seller knows of no communications that have been made to it which would indicate that (i) any current customer of Seller which accounted for more than 5% of Seller's sales relative to the Business for the most recent fiscal year ending, or (ii) any current supplier of Seller (if such supplier could not be replaced by Seller at comparable cost), will terminate its business relations with Seller.

               (s) Brokerage. Seller has made no commitments for a brokerage fee in connection with the transactions contemplated by this Agreement, except for bonuses payable by Seller.

               (t)    Intentionally Left Blank.

               (u) Reserve for Taxes. Seller shall reserve from the proceeds to be received at Closing an amount sufficient to pay unpaid federal and state taxes that are due and payable.

               (v) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Seller and constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with their respective terms, subject to the laws of general application affecting creditors' rights.

               (w) Authorization. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the sole shareholder and the Board of Directors of Seller and on the Closing Date all of the necessary corporate action to authorize the execution and delivery of this Agreement and the purchase hereby will have been taken.

               (x) Employee Relations. Exhibit 5.x. sets forth a list of all of the officers, employees and agents of Seller and, for each individual, indicates his or her position, salary or wage rate and respective fringe benefits and any other remuneration paid or payable. Except as disclosed on
Exhibit 5.x.:

                      (1) There is not now in existence or pending, nor has there been within the last three years, any grievance, arbitration, administrative hearing, claim of unfair labor practice, wrongful discharge, employment discrimination or sexual harassment or other employment dispute of any nature pending or, to Seller's knowledge, threatened against Seller.

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                      (2) Seller is, and during all applicable limitation
periods has been, in material compliance with all applicable Federal, state, local or foreign laws, executive orders and regulations respecting employment and employment practice, terms and conditions of employment, occupational safety, wages and hours.

                      (3) Seller has no collective bargaining agreements and is not a party to any written or oral, express or implied, other contract, agreement or arrangement with any labor union or any other similar arrangement that is not terminable at will by Seller without cost, liability or penalty.

                      (4) Seller is not a party to any written or oral contract, agreement or arrangement with any of its present or former directors, officers, employees or agents that is not terminable at will by Seller with respect to length, duration or conditions of employment (or the termination thereof), salaries, bonuses, percentage compensation, deferred compensation or any other form of remuneration, or with respect to any matter not disclosed on Exhibit 5.x.(4).

                      (5) There is no pending claim or, to Seller's knowledge, threatened or claim, against Seller for violation of any contract, agreement or arrangement described in Exhibit 5.x.(5).

                      (6) Upon termination of the employment of any of the Seller's employees by Seller, Buyer shall not incur any liability for severance or termination pay or any other obligation to Seller's employees or to any person, entity or government.

               (y)    Employee Benefit Plans.

                      (1) Exhibit 5.y. sets forth all "employee pension benefit plans", "employee welfare benefit plans" and "multi-employer plans" within the respective meanings of Sections 3(1) and 3(2() and 3(37) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), all incentive compensation plans, benefit plans for retired employees and all other employee benefit plans maintained by Seller, or to which Seller has made payments or contributions on behalf of its employees since 1974, including, without limitation, all plans or contracts providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance and retirement benefits of any nature, whether formal or informal (each such plan is referred to individually as a "Plan", collectively as the Plans").

                      (2) To Seller's knowledge, and except for any multi-employer plans, all Plans covered by the Code and ERISA are, and during all applicable

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limitation periods have been, in material compliance with the Code and ERISA, and all retirement or pension Plans and welfare benefit plans are qualified plans under the Code and each Plan is in material compliance with the applicable provisions of the Code.

                      (3) There has been no transaction in connection with which Seller or any of its directors, agents, officers, or employees could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or any similar provision of foreign law.

                      (4) No Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the Internal Revenue Service (the "IRS"), the Department of Labor and the Pension Benefit Guaranty Corporation (the "PBGC"); and any such termination, partial termination, curtailment, discontinuance or merger has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

                      (5) To Seller's knowledge, there are no payments that have become due from any Plan, the trusts created thereunder, or from Seller which have not been paid through normal administrative procedures to the Plan participants or beneficiaries entitled thereto.

                      (6) Seller has made full and timely payment of all required and discretionary contributions to the Plans, and no unfunded liability exists with respect to any Plan.

                      (7) There has been no "reportable event" as defined in
Section 4043 of ERISA with respect to any Plan or any trust created thereunder.

                      (8) None of the Plans is a "defined benefit plan" within the meaning of Section 3(35) of ERISA and none is subject to Title IV of ERISA.

                      (9) Neither Seller nor any of its directors, officers, employees, or agents have any outstanding liabilities of any nature to the PBGC, the IRS, or the Department of Labor in any way relating to the Plans.

                      (10) Seller is not a party to or otherwise subject to any express or implied agreement or plan to provide health coverage or other benefits to retired or current employees except as set forth in Exhibit 5.y.

                      (11) Seller is not a party to or otherwise subject to any express or implied agreement or plan to provide any employee benefits, wages, deferral compensation, or any other form of benefit or remuneration beyond the date of Closing.

                      (12) With respect to all of its employees, former employees and qualified beneficiaries as of the Closing Date, Seller has or will comply with all applicable health care continuation requirements under the Code and ERISA. Seller agrees to use its best efforts expeditiously to provide Buyer with all information that Buyer deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of section 162(k)/4980B of the Code and sections 601 through 609 of ERISA as such requirements have applied to any group health plan maintained by or for Seller which failure occurred with respect to any current or former employee of Seller or any spouse, former spouse, dependent child, or former dependent child of any such employee, on or prior to the Closing Date. Seller further agrees to use its best efforts expeditiously to provide to Buyer all information that Buyer deems necessary to correct any failures to comply with such continuation health care coverage requirements. Such information shall include, without limitation, the identification of all covered employees (as defined in section 162(k)(7)(B)/4980B(f)(7) of the Code) and their qualified beneficiaries (as defined in section 162(k)(7)(B)/4980B(g)(1) of the Code), the identification of all qualifying events with respect to such covered employees or qualified beneficiaries (as defined in section 162(k)(3)/4980B(f)(3) of the Code, and information otherwise demonstrating compliance with all of the continuation health care coverage requirements of section 162(k)/4980B of the Code and sections 601 through 608 of ERISA. For purposes of this provision, references to the Code and ERISA shall include references to any provisions of such statutes as they may be amended from time to time.

               (z) Environmental Matters. Except as disclosed on Exhibit
5.z.(1):

                      (1) No Hazardous Substances have been or are currently generated, stored, transported, utilized, disposed of, managed, released or located on, under or from 5910-G Breckenridge, Tampa, Florida or any other premises Seller has occupied ("the Premises") (whether or not in reportable quantities) by Seller or its agents or invitees, or in any manner introduced onto the Premises by Seller or its agents or invitees, including, without limitation, the septic, sewage or other waste disposal systems serving the Premises except in accordance with all applicable Environmental Laws.

                      (2) Seller has no knowledge of any threat of release of any Hazardous Substances on, under or from the Premises.

                      (3) Seller has not received any notice from the United States Environmental Protection Agency or any other Governmental Authority (as defined below) claiming that (i) the Premises or any use thereof violates any of the Environmental Laws (as defined below), or (ii) Seller or any of its employees or agents have violated any of the Environmental Laws.

                      (4) Seller has not incurred any liability to the State of Florida, the United States of America or any other Governmental Authority under any of the Environmental Laws.

                      (5) There are no Environmental Enforcement Actions pending or threatened to the best of Seller's knowledge.

                      (6) To the best of Seller's knowledge, there are no underground storage tanks on or under the Premises.

                      (7) The following definitions apply to this paragraph.

                             (i) "Environmental Enforcement Actions" means
actions or orders instituted, threatened, required or completed by any Governmental Authority and all claims made or threatened by any person against Seller or the Premises, arising out of or in connection with any of the Environmental Laws or the assessment, monitoring, clean-up, containment, re-mediation or removal of, or damages caused or alleged to be caused by, any Hazardous Substances (i) located on or under the Premises, (ii) emanating from the Premises, or (iii) generated, stored, transported, utilized, disposed of, managed or released by Seller.

                             (ii) "Environmental Laws" means federal, state
and local laws, statutes, ordinances, rules, regulations, codes, orders, judgments, orders and the like applicable to (i) environmental conditions on, under or emanating from the Premises including, but not limited to, (a) laws of the State of Florida; and the associated rules and regulations promulgated in connection with any of these laws, and (b) laws of the federal government commonly known as the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substance Control Act, as amended, the Federal Water Pollution Control Act, as amended, and the Federal Clean Air Act; and the associated rules and regulations promulgated in connection with any of these laws; and (ii) the generation, storage, transportation, utilization, disposal, management or release (whether or not on, under or from the Premises) of Hazardous Substances by Seller.

                             (iii) "Governmental Authority" means agencies,
authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever for any government unit or political subdivision, whether federal, state, county, district, municipal, city or otherwise, and whether now or later in existence.

                             (iv) "Hazardous Substances" shall mean,
collectively, (i) any "hazardous material," "hazardous substance," "hazardous waste," "oil," "regulated substance," "toxic substance," "restricted hazardous waste," "special waste" or words of similar import as defined under any of the Environmental Laws; (ii) asbestos in any form; (iii) urea formaldehyde foam insulation; (iv) polychlorinated biphenyls; (v) radon gas;
(vi) flammable explosives; (vii) radioactive materials; (viii) any chemical, contaminant, solvent, material, pollutant or substance that may be dangerous or detrimental to the Premises, the environment, or the health and safety of occupants of the Premises or of the owners or occupants of any other real property nearby the Premises, and (ix) any substance, the generation, storage, transportation, utilization, disposal, management, release or location of which on, under or from the Premises is prohibited or otherwise regulated pursuant to any of the Environmental Laws.

               (aa) Shareholder List. Parent owns all of the issued and outstanding stock of Seller.

               (bb) Insurance. Exhibit 5.(bb) lists all policies of liability, property damage, fire, workers' compensation/employer's liability, title or other forms of insurance owned or carried by Seller (the "Policies") and insurance agents or brokers providing such insurance coverage. Seller has received no notice from any insurance carrier regarding the possible cancellation of or premium increase with respect to the Policies.

               (cc) Technology Agreements; Ownership of Master Seed. Exhibit 5.(cc) lists all agreements (collectively, the "Technology Agreements") by which Seller either acquired or granted rights to any technology relating to P.acnes, including the Immunostimulant Technology License Agreement dated January 19, 1995, between Seller and Immunomed Corporation, as amended pursuant to a First Amendment to the Immunostimulant Technology License Agreement dated April 6, 1995 (the "License Agreement"). Exhibit 5.(cc) also lists the agreements known to Seller pursuant to which the foregoing technology has been further licensed or transferred. Complete copies of these agreements have been furnished to Buyer. Seller has the right to assign all of its interests in the License Agreement to the Buyer and after the assignment, Buyer will have all of the rights of Seller in and to the License Agreement. The Technology Agreements to which Seller is a party are in full force and effect. No modification has been made to the Technology Agreements to which Seller is a party, except as set forth in Schedule 5.(cc). To Seller's knowledge, no party to the Technology Agreements to which Seller is a party, with or without the giving of notice, is in default under those agreements and Seller knows of no basis for any default by it or by any other party to the Technology Agreements. Exhibit 5.(cc) lists all parties to which any aspect of the technology used in connection with P.acnes has been disclosed by Seller, Parent, and to Seller's knowledge, all other third parties. To Seller's knowledge, only Seller, Buyer, and The Van Kampen Group, Inc. (or its affiliate, Delft Pharma International, a Utah corporation) are the only persons that have in their possession master seed for P.acnes. After the transaction contemplated by this Agreement, Buyer will own master seed for P.acnes.


        6. Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, Buyer makes the following representations and warranties, each of which shall be deemed to be independent materially and relied upon by Seller, regardless of any investigation made by, or information known to, Seller:

               (a) Organization. Buyer is, and on the Closing Date shall be, a corporation validly existing and in good standing under the laws of the State of Michigan.

               (b) Authorization. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer and on the Closing Date all of the necessary corporate action to authorize the execution and delivery of this Agreement and the purchase hereby will have been taken.

               (c) No Violation. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby will not violate any law, order or regulation of any governmental authority, or corporate charter or bylaws of Buyer or constitute a default under any judgment, order or decree of any court or governmental agency or instrumentality, or conflict with or constitute a breach or default under any agreement to which Buyer is a party or by which it is bound.

               (d) Brokerage. Buyer has not made a commitment for a brokerage, finders or similar fees in connection with the transactions contemplated by this Agreement.

               (e) Binding Effect. The Agreement and all related documents have been duly executed, made and delivered by Buyer, as appropriate, and constitute a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, subject to the laws of general application affecting creditors' rights.

               (f) Representations and Warranties True and Correct. The representations and warranties contained herein do not include any untrue statement or material fact nor omit to state a material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading.

        7. Conditions of Buyer's Obligation To Close. The obligations of Buyer pursuant to this Agreement are subject to the following conditions having been met, or waived in writing by Buyer, at or prior to the Closing
Date:

               (a) Representations and Warranties. The representations and warranties made by Seller in Paragraph 5 shall be true and correct in all material respects on and as of the Closing Date.

               (b) Approvals and Consents. All necessary approvals and consents with respect to the transactions contemplated hereby, the absence of which would have a material and adverse effect on Buyer's rights under this Agreement, or which would result in the forfeiture or breach of any material rights acquired by Buyer pursuant to the provision of any material contract or agreement assumed by and hereunder, or without which the Buyer would be precluded or materially impeded from conducting the Business, shall have been received by Buyer, including the assignment of lease and sub-lease.

               (c) Delivery of Instruments of Conveyance of the Purchased Assets. Seller shall have delivered to Buyer, satisfactory to Buyer in form and substance, conveyancing documents to transfer title to the Purchased Assets to Buyer.

               (d) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               (e) No Adverse Change. There shall have been no change or development related to the Business, the Purchased Assets, results of operations or in the condition, financial or otherwise, of the Business, which has had or may reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the operation of the Business or ownership of the Purchased Assets.

               (f) Related Documents. All of the related documents are executed at or prior to closing, including the Title Transfer Documents.

               (g) Additional Agreements. Buyer shall have received an executed copy of the Rights Agreement and the Performance Agreement between Buyer and Parent, substantially in the form of Exhibit 7.(g) ("Performance Agreement").

        8. Conditions to Seller's Obligation to Close. The obligations of Seller, under this Agreement are subject to the following conditions having been met, or waived in writing by Seller, at or prior to the Closing Date:

               (a) Representations and Warranties. The representations and warranties of Buyer in Paragraph 6 shall be correct in all material respects on and as of the Closing Date.

               (b) Payment of Purchase Price. Buyer shall have delivered to Seller the Main Price, Receivables Price and Inventories Price as provided in Paragraph 3.

               (c) No Litigation. No investigation, suit, action or other proceedings shall be threatened or pending before any court or governmental agency in which it is sought to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

               (d) Additional Agreements. Seller shall have received executed copies of the Rights Agreement, Performance Agreement and Assignment and Assumption Agreement.

               (e) Approvals and Consents. All necessary approvals and consents with respect to the transactions contemplated hereby, the absence of which would have a material and adverse effect on Seller's rights under this Agreement.

        9.     Survival of Representations and Indemnification.

               (a) Survival of Representations. Buyer and Seller agree that all representations, warranties and covenants of Seller ("the Representations") shall survive the execution and delivery of this Agreement, the Closing Date and any investigation or audit made by Buyer. The Representations given in Paragraphs 5.(a), (d), (j), (k), (l), (o), (v), (w),
(z), and (cc) shall continue for two (2) years after the expiration of any statute of limitations under which a claim may be made and all others shall expire upon the second anniversary of the Closing Date.

               (b)    Indemnification.

                      (1) Generally. Seller agrees to defend, indemnify and hold Buyer harmless from and against any and all loss, damage, claims and expenses (including accountants' and attorneys' fees) incurred by Buyer which Buyer may sustain at any time by reason of (i) the breach of any of the Representations (including all items disclosed in the Exhibits) made by Seller herein or any agreement or document delivered in connection with this Agreement or with the closing of the transactions contemplated hereby, (ii) a Product Claim arising from Seller's sales before the Closing Date; or (iii) Buyer being deemed to be a "successor" employer to Seller for purpose of COBRA obligations ("Indemnifiable Damage"). Buyer shall have the right to set off any Indemnifiable Damage it may incur against the amount it owes Seller ("Disputed Amount"); provided the Disputed Amount is placed in escrow until resolved according to the terms of the Agreement. This right of set off shall be in addition to any other rights Buyer may have against Seller. Buyer agrees to defend, indemnify, and hold harmless Seller from and against any and all loss, damage, claims, and expenses (including accountants' and attorney's fees) incurred by Seller that Seller may sustain by reason of (i) the breach of any of the Representations (including all of the items disclosed in the Exhibits) made by Buyer herein or in any agreement or document delivered in connection with this Agreement or with the closing of the transactions contemplated by this Agreement; or (ii) any liability assumed by Buyer pursuant to this Agreement or the other documents delivered in connection with this Agreement; or (iii) otherwise arising out of the ownership by Buyer of the Purchased Assets or the operation of the Business on or after the Closing Date (including, without limitation, Product Claims arising from Buyer's sales following the Closing Date). Buyer shall be entitled to indemnification only if its claim is made within the applicable time period specified in Section 9.(a).

                      (2) Procedure for Indemnity. On the occurrence of any event that could give rise to a claim against, or to a right of defense and indemnity by, Buyer or Seller pursuant to this Agreement, or in the event that any suit, action, investigation, claim or proceeding is begun, made or instituted against Buyer or Seller as a result of which the other may become obligated under this Agreement, the party claiming indemnification (the "Indemnified Party") shall so notify the other party (the "Indemnifying Party"). The Indemnifying Party will be relieved from any obligation to provide indemnity to the extent its ability to defend the claims is materially prejudiced by a notice delay. After receipt of the notice, the Indemnifying Party shall have the right to promptly undertake to defend, contest, or otherwise protect against any such event or any suit, action, investigation, claim or proceeding arising thereform, using counsel of its choice. The Indemnified Party, at its own cost, may elect to participate in the defense using counsel of its choice. Buyer and Seller shall cooperate in defending against any claim to which indemnity obligations apply, and in minimizing the costs, losses and damage involved in such claim. Neither party will compromise, settle, or admit liability in any claim to which the other party's indemnity obligations apply, and will not incur significant costs or expenses with respect to any such claim, without the consent of the other party, which shall not be unreasonably withheld.

                      (3) Limit of Liability. Anything in Section 9 to the contrary notwithstanding, Seller's maximum amount of Indemnifiable Damages shall be limited to the total purchase price paid to it pursuant to Section 3 of the Agreement as to Section 2, Section 5.d., j., k., l., o., v., w., z., and (cc), Section 15, and any knowing misrepresentation. Seller shall not have any liability for the remaining warranties in Section 5 after the aggregate amount of Indemnifiable Damages paid by Seller exceeds $250,000. The sole recourse of either party for a breach of any representation or warranty shall be pursuant to this section.

        10.    Collection of Receivables:

               (a) Buyer shall use its best efforts to collect the Receivables as promptly as possible following the Closing. Buyer shall first consult with and obtain Seller's consent to any compromise of any of the Receivables that results in collection of less than 90% of its face value or that defers payment for more than thirty days. Buyer shall have no duty to undertake collection steps, other than routine billing.

               (b) Any Receivables acquired as part of the Purchased Assets which remain uncollected on the one hundredth day after the Closing Date shall be reassigned to Seller and an amount equal to such uncollected Receivables shall be deducted from the amount owed Seller at the Post Closing. In its internal accounting, Seller shall assign funds received from a customer first to those invoices designated for payment by the customer, and if not designated, to the oldest invoice of the customer.

        11.    Employees.

               (a) Seller agrees to terminate the employment of those individuals shown in Exhibit 11 on or the day before the Closing Date.

               (b) Buyer shall use its best efforts to hire the employees listed in Exhibit 11.

        12.    Transactions Subsequent to Closing.

               (a) Further Assurances. Buyer and Seller agree that, from time to time after Closing, and upon reasonable request, they shall execute, acknowledge and deliver such other instruments as reasonably may be required to more effectively transfer and vest in Buyer the Purchased Assets or to otherwise carry out the terms and conditions of this Agreement.

               (b) Maintenance of Seller. Until the Federal, state and local income tax liabilities of Seller attributable for all periods ending on or prior to the Closing have been examined and reported on by the Internal Revenue Service (or closed by applicable statute of limitations) and finally determined, Seller's legal existence shall be maintained and Seller shall maintain at all times sufficient working capital to insure Seller's ability to pay its tax obligations on a punctual basis.

               (c) Temporary Use of Vetoquinol Name. Buyer and Seller acknowledge that some components of the Inventories bear Vetoquinol labels. Seller grants to Buyer permission to sell these Inventories bearing the Vetoquinol labels for up to twelve (12) months after the Closing. Buyer shall use its best efforts to sell the Inventories that bear Seller's label as soon as reasonably possible.

        13. Proper Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been given upon actual receipt by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger, fax or telegram, to the parties at the address listed on page 1, attention President and Vetoquinol, S.A., whose address is Magny-Vernois, B.P. 189, 70204, Lure Cedex, France, attention President, or to such other changed address as such party may have given by notice.

        14. Applicable Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Florida.

        15. Bulk Transfer. Buyer agrees to waive compliance with the provisions of any applicable bulk sale or transfer of law in exchange for Seller's covenant to indemnify and hold Buyer harmless from and against all liabilities Buyer may incur arising from such non-compliance.

        16. Integration. This Agreement and all schedules, exhibits and agreements attached hereto set forth the entire agreements and understanding between the parties as to the subject matter hereof, and supersedes all prior discussions, representations, amendments or understandings of every kind and nature between them including but not limited to the Confidentiality Agreement entered into on September 26, 1997.

        17. Amendments. Any amendment, alteration, supplement, modification or waiver shall be invalid unless it is set forth in writing, signed by the party intending to be bound thereby.

        18. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the provision(s).

        19. Assignability. This Agreement may be assigned by Buyer without the prior written consent of Seller; provided, Buyer shall continue to be liable for the performance of all obligations pursuant to the Agreement.

        20. Benefit. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller and their successors and permitted assigns.

        21. Captions. Captions contained in this Agreement are inserted for reference and in no way define, limit, extend or describe the Agreement or the intent of any provision herein.

        22. Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the parties may require.

        23. Covenant Not to Compete. Without prior written consent of Buyer, Seller and Parent agree that, for a ten (10) year period from and after the Closing Date, they shall not market register or develop P.acnes products for sale and distribution in those territories or for those product applications as to which Buyer has the exclusive rights to market, register, manufacture, and further develop particular product applications of P.acnes, except as specifically licensed to Parent in the Rights Agreement. Seller and Parent acknowledge that this non-compete applies to them whether they act individually or jointly, alone, or as an officer, agent, employee, director, or shareholder of any other corporation, university, or other entity. While the restrictions set forth above are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Buyer but would be valid if part of the wording thereof were deleted or the periods if any thereof reduced or the range of activities or area dealt with thereby reduced in scope, these restrictions shall be applied with such modifications as may be necessary to make it valid and effective.

        As consideration for this agreement not to compete, Twenty Thousand Dollars ($20,000.00) as a part of the Main Price described in Paragraph 3.(a) shall be deemed as payment for this covenant not to compete. No additional consideration shall be paid by Buyer.

        24. Confidential Information. It is agreed that the products and information relating to the Business and anticipated improvements relating to them constitute confidential information ("Confidential Information"). Seller and Parent agree not to individually or jointly disclose to any person any Confidential Information regardless of nature, type or physical manifestation or any other information concerning the business affairs of Buyer and the Business, including, but not limited to, information related to the products identified in Item B of the Recitals and improvements made thereto, except as specifically permitted in the Rights Agreement. This restriction shall include information imparted or divulged to, gained or developed by, or otherwise discovered by Seller in executing this Agreement. Anything in this Agreement to the contrary notwithstanding, Seller and Parent shall not be bound by this Paragraph 24 to the extent that the information they desire to divulge is or becomes publicly known, other than through a breach of their obligations hereunder or required by law.

        25. Construction of Agreement. The parties agree that this Agreement has been jointly drafted and that neither party may assert an ambiguity in the construction of this Agreement against another party because the other party allegedly drafted the allegedly ambiguous provision.

        26. Venue. The parties agree that any action shall be brought in the court of appropriate jurisdiction in Hillsborough County, Florida or U.S. District Court for the Middle District located in Tampa, Florida. The parties consent to jurisdiction and waive all claims of improper venue and forum non conveniens.

        27. Enforcement of Agreement. Each party agrees to pay all of the other party's costs and expenses, including actual attorney's fees, in enforcing the terms of this Agreement, including collection of amount owed to a party.

        28. Seller's Knowledge. For purposes of this Agreement, the term "knowledge" when applied to Seller means the actual knowledge of Patrick Bellon, John Connell, Terry Kuykendall, and Bobby Edwards.

        29.    Dispute Resolution.

               (a) Demand for Arbitration. Except regarding a claim for fraud, rescission of the Agreement or violation of Sections 23 or 24, any controversy, dispute or claim arising out of, in connection with, or in relation to, the construction, performance or breach of this Agreement, including without limitation, the validity, scope and enforceability of this
Section 29, shall be adjudicated by arbitration conducted in accordance with the then existing rules for commercial arbitration of the American Arbitration Association ("AAA"), or any successor organization by a single arbitrator. The demand for arbitration shall be delivered in accordance with the Notice provisions of this Agreement.

               (b) Selection of Arbitrators. Within five (5) days after receipt of such demand, the parties shall jointly request a list of arbitrators from the AAA from the greater Tampa, Florida area. Upon receipt of the list of arbitrators, each party shall mark selections and/or rejections and resubmit the list to the AAA. The selections and rejections shall take place within seven (7) days after receipt of the proposed arbitrators from the AAA. The parties shall cooperate with the AAA and the appointed arbitrator for the purpose of setting an expeditious hearing, which shall be conducted in Tampa, Florida.

               (c) Costs and Expenses. The costs of the arbitration, the fees and expenses of the arbitrator, hearing room, and court reporter shall be borne by the nonprevailing party. Each party may be represented by counsel if it so chooses.

               (d) Binding Nature of Decision. The parties intend this agreement to arbitrate to be valid, enforceable and irrevocable. The decision of the arbitrator with respect to all matters except the validity of this Agreement, which shall be rendered no later than six (6) months after the date the hearing begins, shall be final and binding upon the parties and judgment on such award may be entered by either party in any court having jurisdiction over the person or properly of the party against whom such award is sought to be enforced. The parties stipulate that these arbitration provisions shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court, or before any administrative tribunal with respect to any dispute, controversy or alleged breach of this Agreement. The arbitration provisions of this Agreement shall survive any termination or expiration of this Agreement.

        The parties have caused this Agreement to be executed as of the date and year first above written.

Seller:                                            Buyer:

VETOQUINOL, U.S.A., Inc.                    Neogen Corporation



By:___________________________         By:_____________________________
                                            James L. Herbert, President
Its:___________________________